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Exhibit 3.3

CERTIFICATE OF TRUST
OF
MV OIL TRUST

        THIS Certificate of Trust of MV Oil Trust (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").

        1.    Name.    The name of the statutory trust formed by this Certificate of Trust is MV Oil Trust.

        2.    Delaware Trustee.    The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890-1615, Attention: Corporate Trust Administration.

        3.    Effective Date.    This Certificate of Trust shall be effective upon filing.

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        IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

JPMorgan Chase Bank, N.A., not in its individual capacity, but solely as trustee of the Trust
By:	/s/ MIKE J. ULRICH Name: Mike J. Ulrich Title: Vice President

        IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Wilmington Trust Company, not in its individual capacity, but solely as trustee of the Trust
By:	/s/ MICHAEL MCCARTHY Name: Michael McCarthy Title: Assistant Vice President

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CERTIFICATE OF TRUST OF MV OIL TRUST